QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1/A of Vantage Energy Services, Inc. and to the inclusion therein of our report dated February 7, 2007, except for Note 7, as to which the date is April 9, 2007, with respect to the financial statements of Vantage Energy Services, Inc. as of January 31, 2007 and for the period from inception (September 8, 2006) to January 31, 2007.

/s/ UHY LLP
UHY LLP
Houston, Texas May 22, 2007

QuickLinks

CONSENT OF UHY LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM